10.24

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is made as of January 10, 20l9 (the “Effective Date”), by and between UNIVERSITY RESEARCH PARK, INCORPORATED, a Wisconsin non-stock corporation (hereinafter referred to as “Landlord”) and ARROWHEAD MADISON INC. a Delaware corporation (hereinafter referred to as “Tenant”).

This Second Amendment is contingent upon the effective termination and surrender of the Expansion Premises by the Vacating Tenant (defined below in this Second Amendment). In the event the effective termination and surrender of the Expansion Premises by the Vacating Tenant does not occur by December 31, 2018, this Second Amendment shall be null and void and neither party shall have any further obligation hereunder, provided, however, that the parties shall agree that they shall promptly reach a separate agreement on the reconciliation discussed in Recital D. below.

RECITALS

A.

On January 8, 2016, Landlord and Tenant entered into that certain Lease Agreement (the “Lease” or “original Lease”) which stated the Lease was for approximately 52,858 rentable square feet located in 502 South Rosa Road and 7,759 rentable square feet located in 504 South Rosa Road, Madison, Wisconsin (the “Leased Premises”).

B.

Under the te1ms of the Lease, Landlord provided a one-time allowance for Tenant Improvements (“Primary Tenant Allowance”) and an additional one-time allowance for Tenant Improvements (“Secondary Tenant Allowance”), which Secondary Tenant Allowance was in the form of a loan from Landlord to Tenant, secured by a promissory note (“Note”). As of the Effective Date of this Second Amendment, Tenant has paid and satisfied the Note in full, as set forth in the First Amendment to Lease Agreement.

C.

Tenant now desires to lease from Landlord and Landlord desires to lease to Tenant an additional 13,197 rentable square feet located at 502 South Rosa Road between the existing Leased Premises and 500 South Rosa Road (“Expansion Premises,” more specifically defined below).

D.

Landlord and Tenant also reviewed the rentable square feet making up the original Leased Premises and agree to revise the Leased Premises as set forth in this Second Amendment. The Parties also agree to reconcile the area measurements retroactively.

E.

Landlord and Tenant desire and agree to amend the existing Lease Agreement regarding the Expansion Premises and as a financial settlement for rent overpaid to date for the Leased Premises and for Tenant Improvement allowances and commissions overpaid to date.

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NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the following amendments to the Lease are hereby agreed to, effective as of the Effective Date.

1.	PREMISES AND TERM.

a.	Leased Premises. The description of the premises in Section 1.1 of the Lease is deleted in its entirety and replaced with the following:

50,465 rentable square feet of space in that certain building identified as 502 South Rosa Road and 7,558 rentable square feet of space in that certain building identified as 504 South Rosa Road, Madison, Dane County, Wisconsin, (hereinafter referred to as the “Leased Premises”). In addition to the Leased Premises, Tenant shall have the right to the non-exclusive use of all Common Area (defined in the original Lease) situated upon the property described in Exhibit A attached to the original Lease (the Property described in Exhibit A is referred to herein as the “Landlord's Property”). The location of the Leased Premises on the Landlord's Property is indicated on the map attached to the original Lease as Exhibit B-1, and the floor plan attached to the original Lease as Exhibit B-2. The pro-rata share of the Leased Premises combined with the Expansion Premises (defined below) in proportion to the total building area located on Landlord's Property shall be calculated pursuant to the formula set forth in Section 5.6 of the original Lease.

b.	Expansion Premises. Section 1.1 of the Lease is also amended to add the following at the end of the section:

Landlord also hereby leases to Tenant and Tenant leases from Landlord on the terms and provisions and subject to the conditions hereinafter set forth in this Lease, as amended, the described Expansion Premises, consisting of 13,197 rentable square feet located at 502 South Rosa Road, and more specifically described in Exhibit 2A-A. This Expansion Premises shall be in addition to the original Leased Premises described above.

The Parties acknowledge and accept the measurements for the Leased Premises and the Expansion Premises set forth above as being consistent with BOMA standards., and as more specifically detailed in Exhibit 2A-B.

c.	Term of Lease. Section 1.2 of the Lease is deleted in its entirety and replaced with the following:

1.2 Term of Lease. The term of this Lease (the “Term”) for the Leased Premises shall begin on January 1, 2016. The term of this Lease for the Expansion Premises (“Expansion Lease Term”) shall begin on the first day of the month following the occurrence of two events: (i) effective

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termination and surrender of the lease for the Expansion Premises by the Vacating Tenant; and (ii) full execution of this Second Amendment (“Expansion Lease Commencement”), provided, however, that in no event shall the Expansion Lease Commencement occur prior to January 1, 2019.

The Term and Expansion Lease Term shall hereafter run concurrently and shall end at midnight on September 30, 2029.

References throughout the Lease to the “original Term” of the Lease or “Term” shall hereafter be considered to include reference to the Expansion Lease Term and said terms shall run concurrently.

d.

Option to Extend. Section 1.3 is revised to require Tenant to give Landlord written notice of its intention to exercise its option to extend the Lease Term no later than twelve (12) months prior to the expiration of the Expansion Lease Term. Base Rent and Expansion Base Rent for each year of any Extended Term shall increase by 2.5% annually over the prior year's Basic Rent and Expansion Base Rent.

e.	Condition of Expansion Premises. Section 1.4 of the Lease is amended to add the following:

Landlord shall deliver, and Tenant shall accept the Expansion Premises as depicted on Exhibit 2A-A and in AS-IS, WHERE-IS condition, except as may be provided in this Second Amendment. Notwithstanding the foregoing, Landlord shall deliver the Expansion Premises broom-clean and free of all personal property of the Vacating Tenant.

f.	Security Deposit. Section 1.5 of the Lease is amended to add the following at the end of the section:

The above paragraph is in reference to the Leased Premises.

Regarding the Expansion Premises, Tenant shall pay to Landlord as and for a security deposit for the Expansion Premises (“Expansion Security Deposit”), the sum equal to one month of Expansion Base Rent and estimated Expansion Additional Rent (both terms defined below). Tenant shall pay the Expansion Security Deposit to Landlord upon the Expansion Lease Commencement. The Expansion Security Deposit shall be returned to Tenant within sixty (60) days following the termination of this Lease, as amended, less any amount appropriately applied by Landlord.

g.	Condition of Improvements. Section 1.6 is amended to add the following at the end of the section:

Notwithstanding any provisions above, Tenant may, with prior written approval by Landlord, choose a general contractor and architect for Tenant

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Improvements of the Expansion Premises. Tenant shall also submit to Landlord for prior written approval, detailed written plans for any and all Tenant Improvements to the Expansion Premises. Landlord's approval shall not be unreasonably conditioned, delayed, or withheld.

Tenant shall be allowed an additional one-time Tenant Improvement allowance for approved Tenant Improvements in the Expansion Premises (“Expansion Premises Allowance”) in the total amount of Four Hundred Seven Thousand Two Hundred Seventeen Dollars and 00/100 ($407,217), which acknowledges the parties total agreement on allowances for the Expansion Premises (including penthouse) and settlements on past overpaid rent from Tenant and past overpaid allowances from Landlord.

Said Expansion Premises is being vacated by another unrelated tenant (“Vacating Tenant”). Landlord and Tenant agree that fifty percent (50%) of any base net rent (base rent, less costs incurred by Landlord including but not limited to Landlord's legal fees and broker commissions) collected from Vacating Tenant at the termination of Vacating Tenant's lease, and after the Expansion Lease Commencement, will be credited to Tenant as a one-time additional allowance for initial Tenant Improvements to the Expansion Premises.

In addition to the Expansion Premises Allowance, Landlord shall provide an allowance of up to Fifty Thousand and 00/100 ($50,000.00) specifically as and for replacement of approved boilers and related equipment selected and installed as part of Tenant Improvements. Tenant shall submit receipts for replacement of the boilers and related equipment to Landlord for prompt reimbursement to Tenant.

Landlord reserves the right to review and approve plans for Tenant Improvements and to hire architects and/or engineers to review submitted plans prior to approval. While Landlord reserves the right to approve any specific Tenant Improvements, Landlord acknowledges Tenant Improvements will seek to connect Expansion Leased Premises and original Leased Premises. Landlord will work with Tenant to approve a mutually acceptable plan to connect the Expansion and Original Premises and modify both Premises as required.

Landlord shall, at Landlord's expense, ensure that Tenant's name is included on the directories and standard interior directional signage of the Building. Tenant shall have the right to space on the multi-tenant monument sign located near the parking, at Tenant's cost.

Prior to October 1,2019, Landlord will replace 26 UPS batteries at Landlord's sole expense, not to exceed Twenty Thousand and 00/100 Dollars ($20,000.00).

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Except as specifically revised above, all provisions of Section 1.6 remain unchanged and apply with equal force and effect to the condition of the improvements and Tenant Improvements for the Expansion Premises.

h.	New Section 1.7 is added as follows:

1.7. Tenant's Right of Opportunity to Expand. Landlord shall give Tenant notice (“Notice of Expansion Availability”) each time some or all of the suite adjacent to the Expansion Premises that is then contiguous to Tenant's Expansion Premises, consisting of approximately 25,965 rentable square feet located at 500 South Rosa Road (“Additional Premises”), is being vacated, the current tenant is given a lease expiration date, and the space is known to be available for lease. Tenant shall provide Landlord with notice that it desires to lease the Additional Premises within ten (10) days of receipt of the Notice of Expansion Availability. If Landlord and Tenant enter into a signed Letter of Intent within thirty (30) days of the Notice of Expansion Availability, Landlord will terminate discussions with and marketing to third parties and negotiate a lease or lease amendment exclusively with Tenant for the Additional Premises. If Landlord and Tenant have not entered into a lease for the Additional Premises, or an amendment to the current lease to include the Additional Premises, within sixty (60) days of Notice of Expansion Availability, Landlord may lease the Additional Premises to a third party, at its sole discretion, provided, however, Tenant shall continue to have a first right of opportunity to expand as set forth herein in the event some or all of the Additional Premises shall again become available during the Term of this Lease, provided Tenant is not then in default under the Lease.

2. RENT

a.	Base Rent. Section 2.1 of the Lease is deleted in its entirety and replaced with the following:

2.1 Base Rent and Expansion Base Rent. Beginning on the Expansion Lease Commencement, Tenant shall pay on or before the first day of each calendar month during the Term, to Landlord at its office in Madison, Wisconsin, or such other place as Landlord may designate in writing, and, without any deduction or offset except as provided in the Second Amendment, base rent for the Leased Premises and Expansion Premises as indicated in the table below.

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Lease Period	Total Base Rent/Monthly Original Premises	Total Base Rent/Monthly Expansion Premises	Total Base Rent/Monthly Combined Premises
	58,023 RSF	13,197 RSF	71,220 RSF
1/1/19 – 9/30/19	$81,280.55	$18,002.92	$99,283.47
10/1/19 – 9/30/20	$83,311.36	$18,002.92	$101,314.27
10/11/20 – 9/30/21	$85,390.52	$18,452.99	$103,843.50
10/1/21 – 9/30/22	$87,518.03	$18,914.31	$106,432.34
10/1/22 – 9/30/23	$89,693.89	$19,387.17	$109,081.06
10/1/23 – 9/30/24	$91,918.10	$19,871.85	$111,789.95
10/1/24 – 9/30/25	$94,239.02	$20,368.65	$114,607.67
10/1/25 – 9/30/26	$96,608.30	$20,877.86	$117,486.16
10/1/26 – 9/30/27	$99,025.92	$21,399.81	$120,425.73
10/1/27 – 9/30/28	$101,491.90	$21,934.81	$123,426.70
10/1/28 – 9/30/29	$104,006.23	$22,483.18	$126,489.40

b. Additional Rent. Section 2.2 is revised to add the following sentence prior to the last sentence of Section 2.2: “The foregoing provisions of this Section 2.2 shall apply with equal force and effect to the Expansion Premises (“Expansion Additional Rent”).

3.	RENT CONCESSION. Landlord shall provide nine (9) monthly rent concessions in the amount of $23,000 per month, beginning on the Expansion Lease Commencement.

4.

BUSINESS USE OF PREMISES. Section 4.1 of the Lease is amended as follows: the first sentence is deleted in its entirety and replaced with the following: “It is understood and agreed that the Leased Premises and Expansion Leased Premises shall be used and occupied by Tenant as a general office, laboratory, research and development, manufacturing, assembly, warehousing, shipping and receiving and any other use permitted under all applicable laws and zoning laws. Landlord represents and warrants

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that the foregoing are all permitted uses under applicable zoning laws.” The remainder of Section 4.1 remains the same and in full force and effect.

5.	BACK-UP GENERATOR. Section 10.20 of the Lease is amended by adding the following at the end of the section:

Upon Tenant's request, Landlord shall purchase a new generator to serve the property located at 504 Rosa Road and then dedicate the current generator exclusively to the Leased Premises and Expansion Premises for Tenant. Tenant shall pay to Landlord a fee equal to the purchase price for a new generator sized to serve the Expansion Leased Premises, up to a maximum of Two-Hundred Fifty Thousand Dollars ($250,000).

6.	MISCELLANEOUS. Article 10 of the Lease is amended to add the following provisions:

10.21. Fire Panel. Landlord and Vacating Tenant, at their own expense and by separate agreement, are updating fire panels in the premises located at 500 and 504 Rosa Road to match Tenant's existing fire panel. Conditional on approval from the City of Madison, the fire panel for the Expansion Leased Premises shall be tied to the fire panel for the original Leased Premises at 502 Rosa Road. Landlord shall ensure that sprinkler flow switches will communicate and coordinate among and between the premises located at 500, 502 and 504 Rosa Road. Tenant and Landlord shall cooperate on coordinating issues to ensure seamless fire protection among the premises located at 500, 502, and 504 Rosa Road.

10.22 HVAC. Extraordinary HVAC requirements must be handled by multiple units that include the option for a return air component. Tenant is obligated to minimize re-entrainment. Tenant is solely responsible to other of Landlord's tenants if its failure to minimize re-entrainment adversely affects other of Landlord's tenants.

10.23. Control Zones. Landlord acknowledges that Tenant wishes to increase the number of fire code control zones. Such work shall be the responsibility of Tenant within Tenant Improvements, to be reviewed by an architect and/or engineer, and subject to Landlord's approval. Increasing the number of control zones shall be at Tenant's sole expense, subject to Section 1.6 of the Lease as amended by Section l.f. of this Amendment.

10.24. Exterior Chemical Storage. Landlord acknowledges Tenant's desire to increase exterior chemical storage. Landlord prefers to maximize use of existing chemical storage. To the extent Tenant requires additional chemical storage, such storage shall by sited and designed in a manner that is architecturally integrated with the buildings in which the Leased Premises and Expansion Premises are located, and with approval from Landlord, the Design Review Board, and any required regulatory bodies (such as the City of Madison). Landlord shall not charge any rent for exterior chemical storage constructed as part of Tenant Improvements outside of the building envelope. Upon vacation of the Leased Premises and Expansion Premises, Tenant shall

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restore and remove exterior chemical storage at Tenant's expense upon request by Landlord. Throughout the Term of the Lease, Tenant shall provide Landlord all reports showing compliance with City of Madison ordinances and any other applicable regulatory body immediately upon receipt.

7.

REFERENCES TO “PREMISES.” Beginning on the Expansion Lease Commencement, references in the Lease Agreement to the “Premises” shall incorporate, include, and be deemed to include both the original Leased Premises and the Expansion Leased Premises.

8.

BROKERAGE COMMISSION. The Parties agree and acknowledge that the real estate broker, Cresa Global, Inc., shall receive a commission of four percent (4%) of the Expansion Premises Base Rent amount for the initial Term of the Lease for the Expansion Lease Premises only, less rent concessions. Additionally, Cresa Global, Inc. shall receive a commission of 2% of additional future net rent to be paid on Leased Premises due to this extension. The total commission will be reduced by Eighteen Thousand, Five Hundred Ninety-Seven and 00/100 Dollars ($18,597) in recognition of overpaid commission on the original Lease. The commission shall be paid by Landlord to Cresa Global, Inc. as follows: Fifty percent (50%) to be paid not later than thirty (30) days following full execution of this Second Amendment; fifty percent (50%) to be paid not later than ten (10) months following the Expansion Lease Commencement.

9.

RATIFICATION; COUNTERPARTS. All other terms and conditions of the Lease, as amended by the First Amendment, shall remain unchanged, and are hereby ratified and confirmed. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constih1te one and the same instrument. Except as otherwise defined herein, capitalized terms shall have the meanings set forth in the Lease.

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The parties hereby cause this Second Amendment to be effective as of the Effective Date.

LANDLORD:	TENANT:

Exhibits:
Exhibit 2A-A:	Specific Description of Expansion Premises
Exhibit 2A-B:	Revised BOMA Rentable Area Measurement Summary

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